Exhibit 10.2

Execution Version

Wells Fargo Capital Finance, LLC 1100 Abernathy Road, Suite 1600 Atlanta, GA 30328

August 26, 2011

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attn: Michael T. Avara, CFO

COMMITMENT LETTER

$100 MILLION SENIOR SECURED CREDIT FACILITY

Ladies and Gentlemen:

You have advised Wells Fargo Capital Finance, LLC (“WFCF”), that Horizon Lines, Inc. (the “Parent”, or “you”, and together with the Parent’s subsidiaries, the “Company”) seeks financing in order to (a) refinance certain of its existing indebtedness, (b) finance working capital, capital expenditures, and general corporate purposes, and (c) pay fees and expenses associated with the proposed refinancing, the issuance of the Senior Notes and the Convertible Notes (as such terms are defined in the Term Sheet referenced below) and the exchange offer for the Existing Notes (as defined in the Term Sheet). This commitment letter (the “Commitment Letter”), and the Summary of Terms and Conditions attached hereto (the “Term Sheet”), describes the general terms and conditions for a $100,000,000 senior secured revolving credit facility (the “Credit Facility”). Upon the terms and subject to the conditions set forth in this Commitment Letter, the Fee Letter (as defined below) and the Term Sheet, WFCF is pleased to confirm its commitment to provide 100% of the principal amount of the Credit Facility (the “Commitment”) to the Company.

The parties acknowledge that this Commitment Letter and the Term Sheet (a) summarize all of the substantive conditions precedent to the Credit Facility, and (b) do not purport to summarize all of the covenants, representations, warranties and other provisions that will be contained in the definitive documentation for the Credit Facility. The parties agree that such covenants, representations, warranties and other provisions (to the extent not already addressed in this Commitment Letter or the Term Sheet) will be customary for transactions of this type or otherwise reasonably acceptable to the Company and WFCF.

Syndication

WFCF will act as sole lead arranger and sole bookrunner, and will manage all aspects of the syndication in consultation with you and with your consent, including the timing of all offers to potential lenders and the acceptance of commitments, the amount offered, and the compensation provided. In addition WFCF will act as administrative agent and collateral agent for the Credit Facility and will perform the duties and exercise the authority customarily associated with such role. WFCF will have “left” and “highest” placement in any and all marketing materials and documentation used in connection with the Credit Facility and have responsibilities typically associated with “left” and “highest” placement, including maintaining sole physical books in respect of the Credit Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter, the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility to Lenders (as defined below) unless agreed to by WFCF and you. You agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier of the Closing Date (as defined in the Term Sheet) and the termination of the Commitment, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Credit Facility or any other senior asset-based credit facility in connection with the issuance of the Senior Notes and the Convertible Notes (it being understood that the foregoing shall not restrict the structuring, arrangement, syndication or issuance of the Senior Notes or the Convertible Notes).

WFCF reserves the right, prior to or at any time after the execution of the Financing Documentation (as defined in the Term Sheet) on the Closing Date, and as part of any syndication thereof or otherwise, to arrange for the assignment of a portion of the Commitment to one or more financial institutions that will become lenders subject to the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed) (the “Lenders”) and be party to the Financing Documentation. You understand that WFCF may commence the syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter.

The Company agrees to use commercially reasonable efforts to assist WFCF in forming such syndicate of Lenders from the date hereof until the ninetieth (90th) day after the Closing Date. The Company’s assistance shall include (a) using commercially reasonable efforts to make senior management and representatives of the Company available to participate in meetings and to provide information to potential lenders and participants at such times and places as WFCF may reasonably request with reasonable prior notice; (b) using commercially reasonable efforts to provide all information reasonably deemed necessary by WFCF to facilitate the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to the Company and WFCF; (c) assisting in the preparation of a customary confidential information memorandum for the Credit Facility and/or other customary marketing materials to be used in connection with the syndication; (d) assisting WFCF in hosting meetings (which can be via a telephonic conference call) of prospective Lenders reasonably requested by WFCF and mutually agreed upon and at times and locations to be mutually agreed upon; (e) using commercially reasonable efforts to ensure that the syndication efforts of WFCF benefit from the existing lender relationships of the Company; and (f) using commercially reasonable efforts to provide such other assistance customarily provided for a syndicated credit facility similar to the Credit Facility that WFCF shall reasonably request. In addition, the Company agrees that WFCF shall have the right to provide certain information to be agreed upon concerning the Credit Facility to loan syndication and reporting services. You hereby further authorize WFCF to download copies of the Company’s logo from its website and post copies thereof on a SyndTrak or similar workspace and use the logo on any confidential information memoranda, presentations and other Information Materials (as defined below) prepared in connection with syndication of the Credit Facility. WFCF reserves the right to engage the services of its affiliates (including, without limitation, Wells Fargo Bank, National Association) in furnishing the services to be performed by WFCF as contemplated herein and to allocate (in whole or in part) to any such affiliates any fees payable to them in such manner as WFCF and its affiliates may agree in their sole discretion and to share with any of its affiliates and advisors, any information related to the Credit Facility or any other matter contemplated hereby. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that WFCF’s Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facility and in no event shall the commencement or successful completion of syndication of the Credit Facility constitute a condition to the availability of the Credit Facility on the Closing Date, and no reduction of WFCF’s Commitment from any Lenders shall relieve WFCF of its obligation to make available on the Closing Date, the portion of the Credit Facility of any Lender that fails, upon satisfaction or waiver of the conditions set forth in this Commitment Letter, to make available as a revolving commitment under the Credit Facility on the Closing Date.

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Conditions to Commitment

The Commitment of WFCF to provide the Credit Facility shall be subject to (a) the written acceptance of the Fee Letter by the Parent, (b) the negotiation, execution and delivery of the Financing Documentation, (c) the performance of your obligations set forth herein (other than the obligations set forth in the provisions relating to Confidentiality and Syndication herein), in the Term Sheet and in the Fee Letter, (d) the performance of your obligations set forth in the provisions relating to Confidentiality and Syndication herein in all material respects, and (e) the satisfaction of the conditions set forth herein, in the Term Sheet, and in the Fee Letter.

Fees, Costs and Expenses

You agree to pay the fees set forth in the Term Sheet and in the fee letter dated as of the date hereof (the “Fee Letter”) to WFCF, in U.S. dollars in immediately available funds, as and when indicated therein.

In consideration of the Commitment of WFCF and recognizing that in connection herewith WFCF is incurring costs and expenses (including, without limitation, fees and disbursements of one counsel (plus, if necessary, one local counsel in each applicable jurisdiction and one regulatory counsel), filing and recording fees, costs and expenses of due diligence, transportation, duplication, messenger, appraisal, audit (limited, prior to the Closing Date, to one updated survey field examination and one funding field examination performed by WFCF and its agents) and syndication, and consultant costs and expenses), you hereby agree to pay, or reimburse, WFCF from time to time for all such reasonable and documented out-of-pocket costs and expenses, regardless of whether the Credit Facility contemplated hereby is consummated; provided that you shall not be responsible for legal fees and expenses of more than one outside counsel and, to the extent deemed necessary by WFCF, one local counsel in each applicable jurisdiction and one regulatory counsel; provided further that if WFCF intends to engage any third party appraiser or consultant, the reimbursement of the related fees and expenses by the Company shall be limited to such documented fees charged by such appraiser or consultant, which such fees shall be approved in advance by the Company in writing (such approval not to be unreasonably withheld or delayed) and such documented expenses incurred by such appraiser or consultant. For the avoidance of doubt, the limitation in the immediately foregoing proviso shall not apply to any contract field examiner engaged, directly or indirectly, by WFCF. You also agree to pay from time to time, without duplication, all reasonable and documented out-of-pocket costs and expenses of WFCF (provided that for legal fees and expenses, you shall only be responsible for the reasonable and out-of-pocket fees and disbursements of one counsel, plus, to the extent deemed necessary by WFCF, one local counsel in each applicable jurisdiction and one regulatory counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

Upon accepting this Commitment Letter, you agree to pay to WFCF an expense deposit of $125,000 (the “Deposit”), which amount shall be applied to the payment of costs and expenses payable by you pursuant to the preceding paragraph and not already reimbursed or funded in advance. In addition, you hereby agree to pay to WFCF, upon its request during the documentation period for the Credit Facility, additional expense deposits in an aggregate amount not to exceed an additional $125,000 if the aggregate amount of expenses incurred through the date of such request have exceeded or are reasonably expected to exceed the amount of the initial Deposit (the “Additional Deposits”), which amounts shall be applied to the payment of costs and expenses payable by you pursuant to the preceding paragraph. The Deposit and any Additional Deposits, net of all reimbursable expenses, will be applied to closing costs and fees. If the Closing Date occurs or the Commitment terminates and the Credit Facility does not close, then the Deposit and any Additional Deposits, minus all expenses payable by you pursuant to the preceding paragraph to which such Deposit or Additional Deposit is applied, shall be promptly refunded to you.

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Confidentiality

You agree that this Commitment Letter (including the Term Sheet) and the Fee Letter are for your confidential use only and that the terms hereof shall not be disclosed by you to any person other than (a) your affiliates, officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the transactions contemplated hereby and on a confidential basis and (b) the prospective purchasers and holders of the Senior Notes and the Convertible Notes and the holders of the Existing Notes and the holders of the indebtedness under the Existing Credit Agreement, and the affiliates, officers, directors, employees, accountants, attorneys, and other advisors of the foregoing, on a confidential basis, provided, however, the fees described in the Fee Letter shall be redacted in any such disclosures. The foregoing notwithstanding, following your acceptance of this Commitment Letter in accordance herewith, you (i) may file a copy of this Commitment Letter or the Term Sheet or the Fee Letter, in any public record in which it is required by law to be filed, and (ii) may make such other public disclosures of the terms and conditions hereto pursuant to the order of any court or administrative agency in any legal or administrative proceeding or as you are required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in the opinion of your counsel, to make; provided, however, the fees described in the Fee Letter shall be redacted in any such filings or other disclosures (other than as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other periodic filing or any prospectus or other offering memorandum).

Prior to and including the Closing Date, WFCF, on the one hand, and the Company on the other hand, shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) any public announcement made by the other party or their affiliates and representatives after the date hereof relating to the Credit Facility or to the Company or to WFCF in connection therewith, before any such announcement or filing is made.

Information

In issuing this Commitment Letter, WFCF is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates, without independent verification thereof. The Company represents and warrants to WFCF that (a) all written information concerning the Company and its subsidiaries (the “Information”) that has been, or is hereafter, made available by or on behalf of the Company (other than projections of future financial performance and other forward looking financial statements and forecasts of general economic or industry performance) is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made, and (b) to the extent that any such Information contains projections of future financial performance of the Company and its subsidiaries (the “Projections”), such Projections were prepared in good faith on the basis of (i) assumptions that are believed by the Company to be reasonable at the time such Projections were prepared, and (ii) information believed by the Company to have been accurate in all material respects based upon the information available to the Company at the time such Projections were prepared; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ significantly from the projected results and such differences may be material. The Company agrees to furnish WFCF with such Information and Projections as WFCF may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date and, if requested by WFCF, until the ninetieth (90th) day after the Closing Date so that the representations and warranties contained in the preceding sentence remain correct in all material respects (including, without limitation, updating the Projections to the extent the Company becomes aware that such Projections have become

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materially inaccurate or have been prepared based upon assumptions that the Company believes are no longer reasonable, but only in the event that such assumptions, if incorrect, would result in the Projections being materially inaccurate).

You acknowledge that (a) WFCF on your behalf will make available the Information, Projections and other marketing materials and presentations, including confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak or by other similar electronic means (collectively, the “Electronic Means”) and (b) certain prospective Lenders (“Public Lenders”; all other Lenders, “Private Lenders”) may not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company or its affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. At the request of WFCF, (i) you will assist, and cause your affiliates and advisors to assist, WFCF in the preparation of Informational Materials to be used in connection with the syndication of the Credit Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (ii) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (iii) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that WFCF may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise WFCF in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (A) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the Credit Facility’s terms, (C) financial information regarding the Company and its subsidiaries (other than the Projections, budgets or similar equivalents thereof) and (D) drafts and final versions of the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then WFCF will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Information Materials (1) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and confirming the accuracy and completeness in all material respects of the information contained therein in a manner consistent with the representation in the immediately preceding paragraph and (2) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the accuracy and completeness in all material respects of the information contained therein in a manner consistent with the representation in the immediately preceding paragraph and the absence of MNPI therefrom.

Indemnification

You agree to indemnify and hold harmless WFCF, each of its affiliates, and each of its officers, directors, employees, agents, advisors, attorneys, and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel; provided that counsel shall be limited to one primary counsel for all Indemnified Parties and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction and one regulatory counsel for all Indemnified Parties and, in the case of any actual or perceived conflict of interest, one additional counsel for each affected Indemnified Party that is similarly situated with respect to such conflict of interest) that may be incurred by or asserted or awarded against any Indemnified Party (other than disputes (including lawsuits) between or among Indemnified Parties), in each case, arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the loan documentation, or the transactions contemplated hereby, or any use made or proposed to be made with the proceeds of the Credit Facility, and whether or not the Credit Facility is consummated, except to the extent such claim, damage, loss, liability, or expense is found in a final non-

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appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful misconduct or material breach of this letter.

You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Credit Facility contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s material breach of contract, gross negligence or willful misconduct. In no event, however, shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages. This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or benefits upon any third party.

Other Services

Nothing contained herein shall limit or preclude WFCF or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any of your competitors, suppliers or customers or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that WFCF and its affiliates (the term “WFCF” as used in this paragraph being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities or persons with which you or your affiliates may have conflicting interests regarding the transactions contemplated hereby and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the transactions contemplated hereby to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

In connection with all aspects of the transactions contemplated hereby, you acknowledge and agree that: (i) the Credit Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and WFCF, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby, (ii) in connection with the process leading to the transactions contemplated hereby, WFCF is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your affiliates, equityholders, directors, officers, employees, creditors or any other party, (iii) WFCF has not assumed or nor will it assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether WFCF or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and WFCF has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, (iv) WFCF and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and WFCF shall have no obligation to disclose any of such interests, and (v) WFCF has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby agree not to make any claims that you may have against WFCF and its affiliates with respect to any breach or alleged breach of agency or fiduciary duty arising out of or based upon (or alleged to arise out of or be based upon) this Commitment Letter, the Fee Letter, the transactions contemplated hereby or the Financing Documentation or the arrangements created or formed hereunder or thereunder or in connection herewith or therewith.

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Governing Law, Etc.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto hereby agree that any suit or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or WFCF will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or WFCF. This Commitment Letter (together with the Term Sheet) and the Fee Letter set forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may not be amended or modified except in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or other electronic (e.g. “.pdf” or “.tif”) transmission shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter will terminate upon the execution and effectiveness of the definitive credit agreement for the Credit Facility; provided, however, that the Fees, Costs and Expenses, Confidentiality, Indemnification, Other Services, Governing Law, and Waiver of Jury Trial provisions hereof shall survive such termination; and provided further that the provisions relating to Fees, Cost and Expenses, Confidentiality and Indemnification shall be superseded, in each case, to the extent covered thereby, by the applicable provisions contained in the definitive credit agreement for the Credit Facility upon execution and effectiveness thereof, and thereafter shall have no further force and effect.

Waiver of Jury Trial

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding, or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby or the actions of WFCF or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter or the Fee Letter.

Patriot Act

WFCF hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), WFCF may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow WFCF to identify the Loan Parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. You agree to provide WFCF, prior to the Closing Date, with all such documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act that shall have been requested by WFCF in accordance with applicable law or internal policies of WFCF.

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Acceptance/Expiration of Commitment

This Commitment Letter will expire at 11:59 p.m. (Eastern time) on August 26, 2011 (the “Expiration Date”), unless the Parent executes this Commitment Letter and the Fee Letter and returns them to us prior to that time, together with the Deposit (wiring instructions attached hereto) and the Work Fee (as defined in the Fee Letter). In the event the closing and effectiveness of the revolving commitments under the Credit Facility do not occur on or prior to October 31, 2011, then WFCF’s Commitment hereunder shall automatically expire on such date (unless otherwise extended by WFCF in its sole discretion).

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Wells Fargo Capital Finance, LLC is pleased to have the opportunity to assist you in connection with this important financing transaction. If you are in agreement with the foregoing, please sign this Commitment Letter and return it to WFCF by no later than the Expiration Date, together with the Deposit, the Work Fee and an executed copy of the Fee Letter.

Very truly yours,

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Rob Griffin
Name:	Rob Griffin
Title:	Managing Director

ACCEPTED AND AGREED TO as of the date first above written

HORIZON LINES, INC.

By:	/s/ Michael T. Avara
Name:	Michael T. Avara
Title:	Executive Vice President and Chief Financial Officer

Commitment Letter

Horizon Lines, Inc.

HORIZON LINES, INC.

$100,000,000 Senior Secured Credit Facility

Summary of Terms and Conditions

This Summary of Terms and Conditions is part of the commitment letter, dated August 26, 2011 (the “Commitment Letter”), addressed to Horizon Lines, Inc. by Wells Fargo Capital Finance, LLC and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein and the accompanying Annexes shall have the meanings set forth in the Commitment Letter unless otherwise defined herein or in such Annexes.

Borrower:	Horizon Lines, LLC, a Delaware limited liability company (“Opco”) and, if mutually agreed, Horizon Lines, Inc., a Delaware corporation (the “Parent”) and such additional subsidiaries of the Parent (Opco and such persons, being collectively referred to as the “Borrower”).

Guarantors:	The Parent and the Parent’s present and future material domestic subsidiaries (in each case, other than the Borrower with respect to its own obligations as a borrower). Such Guarantors, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”.

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Capital Finance, LLC (“WFCF”) shall act as sole lead arranger and sole bookrunner.

Administrative and Collateral Agent:	WFCF shall act as the sole administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

Lenders:	WFCF and such other lenders (the “Lenders”) as the Agent elects to include within the syndicate subject to the consent of the Borrower, such consent not to be unreasonably withheld or delayed.

Credit Facility:	A senior secured revolving credit facility (the “Credit Facility”) with advances thereunder (“Advances”) not to exceed, at any time outstanding, $100,000,000 (“Maximum Credit Amount”). Advances will include swingline advances up to a sublimit to be mutually agreed upon in the Financing Documentation, provided by WFCF as swingline lender. In addition, Advances under the Credit Facility may not exceed the Borrowing Base as hereinafter defined.

Credit Facility Increase:	The Borrower shall be entitled to request increases in the Maximum Credit Amount (each, a “Facility Increase”) in an aggregate principal amount of not more than $25,000,000; provided that (a) each such Facility Increase shall be in a minimum amount equal to $5,000,000, (b) no default or event of default under the Credit Facility shall exist immediately prior to or after giving effect thereto and (c) no Lender shall be required, or otherwise obligated, to provide any such Facility Increase except in its sole and absolute discretion.

Closing Date:	The closing date of the Credit Facility (the “Closing Date”) is anticipated to occur before September 30, 2011.

Documentation:	The definitive documentation for the Credit Facility shall include, among other items, a credit agreement, Intercreditor Agreement (as defined below), promissory notes, guarantees and appropriate pledge, security, mortgage, vessel mortgage and other collateral documents (including, without limitation, non-exclusive licenses with respect to the Agent’s use of the intellectual property of the Loan Parties to realize upon the ABL Priority Collateral (as defined below)) (collectively, the “Financing Documentation”).

Availability and Borrowing Base:

Availability under the Credit Facility (“Excess Availability”) will be equal to (a) the lesser of (i) the Borrowing Base (as defined below) and (ii) the Maximum Credit Amount, minus (b) the sum of (i) the outstanding aggregate amount of Advances and outstanding Letters of Credit (“Usage”) plus (ii) past due payables (to be defined as mutually agreed in the Financing Documentation).

“Borrowing Base” will be calculated as follows:

(A)    85% of the amount of the Loan Parties’ eligible accounts (to be defined as set forth in Annex C hereto); minus

(B)    applicable reserves established by the Agent from time to time in its Permitted Discretion (as defined below).

“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of an asset-based secured lender) business judgment.

The initial reserves established in the Closing Date Borrowing Base, if any, shall be mutually agreed. No decrease in the advance rates will be permitted. If the Agent, in its Permitted Discretion, establishes or increases reserves subsequent to the Closing Date, and the implementation or increase of such reserves directly results in an overadvance, the Borrower shall have three business days from the date of receipt of the notice of such establishment or increase to eliminate such overadvance.

Letter of Credit Subfacility:	Under the Credit Facility, the Agent shall issue or cause Wells Fargo Bank, National Association (the “L/C Issuer”) to issue, upon request of the Borrower (subject to satisfaction or waiver of the conditions for making Advances) letters of credit

(“Letters of Credit”) in an aggregate amount not to exceed $30,000,000 at any one time outstanding.

Optional Prepayment:	The Advances under the Credit Facility may be prepaid and unused commitments under the Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except breakage and related redeployment costs).

Mandatory Prepayments:

The Borrower shall be required to repay outstanding amounts under the Credit Facility (and thereafter cash collateralize outstanding Letters of Credit, as applicable, in amounts to be mutually agreed to in the Financing Documentation) if the aggregate outstanding principal amount of the loans under the Credit Facility and outstanding Letters of Credit exceeds the lesser of (a) the Borrowing Base then in effect and (b) the Maximum Credit Amount.

In addition, the Credit Facility shall be required to be prepaid (without a corresponding reduction in the Maximum Credit Amount) (a) in an amount equal to 100% of the net cash proceeds of asset dispositions of the ABL Priority Collateral (as defined below) and (b) subject to the terms of the Intercreditor Agreement (as defined below) and after application of such proceeds to the prepayment of the Secured Notes (as defined below) and the Convertible Secured Notes (as defined below), in an amount equal to 100% of the net cash proceeds of asset disposition and casualty insurance and condemnation receipts received by the Parent or its subsidiaries of the Notes Priority Collateral (as defined below) (in each case, subject to exceptions and customary reinvestment provisions to be mutually agreed in the Financing Documentation).

All mandatory prepayments shall be applied to repay outstanding advances under the Credit Facility. All such payments shall be made in cash without any prepayment premium or penalty (but including all breakage and related redeployment costs).

Use of Proceeds:	The Credit Facility shall be used (a) together with the proceeds of (i) $225,000,000 in aggregate principal amount of new first lien secured notes issued by Opco due 5 years from the issuance date thereof (the “First Lien Secured Notes”) and (ii) $100,000,000 in aggregate principal amount of new second lien secured notes issued by Opco due 5 years from the issuance date thereof (the “Second Lien Secured Notes” and, together with the First Lien Secured Notes, the “Secured Notes”), to refinance certain existing indebtedness of the Parent (including, without limitation, indebtedness incurred pursuant to that certain Credit Agreement dated as of August 8,

2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) among the Parent, the guarantors party thereto, the lenders party thereto, and Wells Fargo Bank, National Association (successor by merger to Wachovia Bank, National Association), as existing administrative agent (“Existing Agent”) and indebtedness in the principal amount of up to $25,000,000 funded prior to the Closing Date by certain holders of the Existing Notes (as defined below) as bridge loans ( the “Bridge Loan Facility”)), (b) to fund certain fees and expenses associated with the Credit Facility and the other Transactions (as defined below), and (c) to finance the ongoing general corporate and working capital needs of the Borrower, the Loan Parties and (to the extent otherwise permitted under the Facility Documentation) their non-Loan Party subsidiaries.

As used herein, the term “Transactions” means, collectively, (i) the refinancing of certain existing indebtedness as contemplated herein, (ii) the issuance of the Secured Notes as contemplated herein, (iii) the issuance by the Parent of convertible secured notes due 5 1/2 years from the issuance date thereof (the “Convertible Secured Notes”) and approximately $50,000,000 of common stock of the Parent in exchange for all or substantially all of the 4.25% convertible senior notes of the Parent due 2012 (the “Existing Notes”) in the outstanding principal amount of $330,000,000 as contemplated herein, (iv) the initial borrowings and other extensions of credit under the Credit Facility on the Closing Date and (v) the payment of fees and expenses in connection with each of the foregoing.

Fees and Interest Rates:	As set forth on Annex A.

Term:	The final maturity of the Credit Facility will occur on the day that is 5 years after the Closing Date (the “Maturity Date”) and the commitments with respect to the Credit Facility will automatically terminate on such date; provided that if the Secured Notes shall have not been repaid, refinanced, defeased or, in the reasonable determination of the Agent, adequately reserved for or cash collateralized on or prior to the 90th day immediately preceding the maturity date of the Secured Notes, then the Maturity Date will occur on such 90th day; provided further that, with respect to any refinance, such refinanced notes shall have a maturity date that is at least 90 days later than the Maturity Date.

Collateral:	(a) A first priority perfected security interest in all of the accounts, deposit accounts, securities accounts, investment property (other than equity interests of the subsidiaries of the Parent), cash, tax refunds and similar tax payments, intercompany loans made (A) for working capital purposes and/or (B) from proceeds of loans under the Credit Facility, chattel paper, documents, instruments, letter-of-credit rights, supporting obligations, contract rights, general intangibles (excluding intellectual property), commercial tort claims and related books and records of the Loan Parties, in each case, whether now owned or hereafter acquired or coming into existence, and wherever located, and all accessions, products and proceeds (including, without limitation, insurance proceeds, claims, damages and proceeds of suit) of the foregoing, subject to permitted liens and customary exceptions (to be mutually agreed in the Financing Documentation), including an exception for any items constituting identifiable proceeds of the Notes Priority Collateral (the “ABL Priority Collateral”); and

(b) A fourth priority perfected security interest in all tangible and intangible property of the Loan Parties securing the obligations under the Secured Notes, including, without limitation, equity interests of the subsidiaries of the Loan Parties (provided that in respect of equity interests of foreign subsidiaries only 65% of the voting equity interests (and 100% of the non-voting equity interests) of first-tier foreign subsidiaries will be required to be pledged); inventory; all containers, chassis, generator sets, tractors, forklifts, top picks, top loaders, reach stackers and other similar or related equipment and machinery of the Loan Parties used in connection with the loading and unloading and/or transport of goods and including all spare parts for all such equipment and machinery (collectively, the “Chassis and Container Equipment”); vessels and real property (including all improvements thereon); equipment and fixtures; and all accessions, products and proceeds (including, without limitation, insurance proceeds, claims, damages and proceeds of suit) of the foregoing, but excluding ABL Priority Collateral (the “Notes Priority Collateral” and together with the ABL Priority Collateral, the “Collateral”).

All such security interests will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Agent. On the Closing Date, such security interests will have been perfected subject to exceptions that are customary or mutually agreed upon. Further, as to specific items of Collateral, the Agent may determine, in consultation with the Borrower, not to perfect its security interest therein if the cost of creating or perfecting such pledges or security interests in such assets or obtaining other deliverables required therein in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The obligations secured shall include hedging and bank product obligations of the Loan Parties where a Lender or an affiliate thereof is a counterparty subject to certain conditions to be specified in the Financing Documentation.

The Financing Documentation will permit (i) the First Lien Secured Notes to be secured by a first priority lien on the Notes Priority Collateral and a second priority lien on the ABL Priority Collateral, (ii) the Second Lien Secured Notes to be secured by a second priority lien on the Notes Priority Collateral and a third priority lien on the ABL Priority Collateral and (iii) the Convertible Secured Notes to be secured by a third priority lien on the Notes Priority Collateral and a fourth priority lien on the ABL Priority Collateral.

The aforementioned lien priorities, relative rights and other creditors’ rights issues in respect of the Credit Facility, the Secured Notes and the Convertible Secured Notes will be set forth in one or more intercreditor agreements (the “Intercreditor Agreement”), which shall be reasonably acceptable to the Borrower and the Agent.

Cash Management/Cash Dominion, Etc:	On the Closing Date, the cash management system of the Borrower shall be satisfactory to the Agent in its Permitted Discretion (it being understood that the current depositary and lockbox banks of the Borrower are satisfactory) and the Financing Documentation shall provide for springing full dominion and control in favor of the Agent (“Cash Dominion”) over certain deposit and securities accounts (as more fully described below) if an event of default has occurred and is continuing or Excess Availability is less than (each, a “Trigger Event”) the greater of (a) $12,500,000 and (b) 12.5% of the Maximum Credit Amount (collectively, the “Trigger Amount”); provided that such Cash Dominion shall be released when no default under the Credit Facility exists and Excess Availability has been greater than the Trigger Amount for 45 consecutive days. On or prior to the date that is 60 days after the Closing Date or such longer period as the Agent may agree (or, if an event resulting in Cash Dominion shall have occurred on or prior to such date, within five (5) business days thereafter (or such longer period as the Agent may agree)), all deposit, securities, investment, collection, clearing and/or concentration accounts of the Loan Parties (subject to customary exceptions to be mutually agreed in the Financing Documentation, but in any event excluding any and all Exempt Accounts) shall be subject to deposit account control agreements or other appropriate control agreements and/or lockbox agreements, in each case, in form and substance reasonably satisfactory to the Agent. The term “Exempt Accounts” used herein shall mean any and all of (i) deposit accounts established solely as payroll, zero balance and imprest accounts and (ii) other deposit accounts, so long as (A) the balance of each such account is transferred to a deposit account that is subject to a deposit account control agreement not less than once during every five (5) business days and (B) the balance in any such account does not exceed $2,000,000 for more than 1 business day and the balance in all such accounts does not exceed $5,000,000 for more than 1 business day, but in any event, the balance in all such accounts does not exceed $10,000,000 at any time.

Representations and Warranties:	The credit agreement governing the Credit Facility will include such representations and warranties (certain of which will be subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed upon in the Financing Documentation) to be made by the Loan Parties and their respective subsidiaries as are usual and customary for Agent’s financings of this type, including the following: Due organization and qualification; subsidiaries; due authorization; no conflict; governmental consents; binding obligations; perfected liens; title to assets; no encumbrances; jurisdiction of organization; location of chief executive office; organizational identification number; commercial tort claims; litigation; compliance with laws; no material adverse change; fraudulent transfer; employee benefits; environmental condition; intellectual property; leases; deposit accounts and securities accounts; accuracy of disclosure; material contracts (to be defined as mutually agreed in the Financing Documentation); Patriot Act and OFAC; indebtedness; payment of taxes; margin stock; governmental regulation; eligible accounts; ownership of property; collateral records; and United States citizenship under the Jones Act.

Affirmative Covenants:	The credit agreement governing the Credit Facility will include such affirmative covenants (certain of which will be subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed upon in the Financing Documentation) applicable to the Loan Parties and their respective subsidiaries as are usual and customary for Agent’s financings of this type, including the following: Financial statements, reports, and certificates; collateral reporting; existence; maintenance of properties; taxes; insurance; inspection; compliance with laws; environmental; disclosure updates; formation of subsidiaries; further assurances; lender meetings; material contracts; employee benefits; and United States citizenship under the Jones Act.

Negative Covenants:	The credit agreement governing the Credit Facility will include such negative covenants (certain of which will be subject to materiality thresholds, baskets and other exceptions and qualifications to be mutually agreed upon in the Financing Documentation) applicable to the Loan Parties and their respective subsidiaries as are usual and customary for Agent’s financings of this type, including the following: limitations on: indebtedness; liens; fundamental changes (other than permitted acquisitions); disposal of assets; change of name; nature of business; prepayments and amendments; change of control; distributions; accounting methods; investments; transactions with affiliates; use of proceeds; and restricted agreements; provided that in any event the Borrower shall be permitted to:

(i)      acquire new vessels or vessels currently under charter;

(ii)     utilize CCF and Title XI programs if available in connection with additions or improvements to the existing fleet of vessels; and

(iii)   consummate the Transactions; provided, further, that:

(a)     conversions to common equity (or to instruments representing rights with respect to common equity) under the Convertible Secured Notes shall be unrestricted;

(b)     payment of Existing Notes outstanding after the Closing Date (after giving effect to the Transactions plus accrued and outstanding interest thereon), in accordance with the terms thereof shall be unrestricted, scheduled amortization of the Secured Notes shall be permitted and repurchases of the Secured Notes and the Convertible Secured Notes made from the proceeds of dispositions of Notes Priority Collateral shall be unrestricted;

(c)     distributions, investments, acquisitions, and repurchases (excluding repurchases made from the proceeds of dispositions of Notes Priority Collateral) of the Secured Notes and the Convertible Secured Notes shall be unrestricted as to amount if (1) both before and after giving effect to such event, each of (x) pro forma Excess Availability for the 30 day period ending on the date of such event and (y) Excess Availability on the date of such event, plus, in each case, so long as there are no outstanding Advances, the Liquidity Amount (defined below), is not less than $40,000,000, and (2) the pro forma Fixed Charge Coverage Ratio (defined below) is greater than 1.00 to 1.00; and

(d)     (1) the issuance of unsecured notes to fund non-pro rata stock buyback(s), in accordance with the Parent’s organizational documents, in an amount not to exceed the minimum amount necessary to ensure compliance with Jones Act foreign ownership requirements, shall be permitted and (2) redemptions of Parent stock in accordance with the Parent’s organizational documents, in an amount not to exceed the minimum amount necessary to ensure compliance with Jones Act foreign ownership requirements, shall be permitted so long as (A) both before and after giving effect to such redemption, each of (x) pro forma Excess Availability for the 30 day period ending on the date of such redemption and (y) Excess Availability on the date of such redemption, plus, in each case, so long as there are no outstanding Advances, the Liquidity Amount, is not less than $40,000,000, and (B) the aggregate amount of such redemptions during the term of the Credit Facility does not exceed $15,000,000.

“Liquidity Amount” means, with respect to any event described in clause (c) or (d)(2) immediately above, an amount up to $10,000,000, which amount shall be on deposit in an account with WFCF subject to a first priority perfected security interest in favor of the Agent and available for withdrawal by the Borrower no earlier than 5 business days after the applicable event.

“Fixed Charge Coverage Ratio” means (a) adjusted EBITDA (with pro forma adjustment for acquisitions and dispositions (including discontinuances) of lines of business, entities or material assets) for the relevant 12-month period minus unfinanced capital expenditures minus cash taxes (to the extent added back in the calculation of adjusted EBITDA) minus distributions on account of equity divided by (b) cash interest expense (net of interest income and other cash offsets to interest expense under GAAP, with pro forma adjustment to exclude interest expense attributable to any debt converted to equity or repurchased or repaid (other than repayments of revolving debt that do not permanently reduce commitments therefor and short-term debt and repurchases or repayments of notes and other long-term debt which are refinanced or replaced) plus the scheduled principal amount of debt payments.

Collateral Reporting:	Collateral reporting shall include, without limitation, a Borrowing Base report, a summary accounts receivable aged trial balance, and a summary accounts payable aging report of the Borrower and its subsidiaries, each in form to be mutually agreed upon in the Financing Documentation and delivered monthly; provided that weekly reporting shall be required upon the occurrence and continuance of any Trigger Event. After more frequent reporting has been implemented (other than as a result of the occurrence and continuance of an event of default), and until another Trigger Event, if ever, next occurs, the frequency of Collateral reporting shall revert to monthly if Excess Availability has been greater than the Trigger Amount for 45 consecutive days.

Financial Covenants:	The Parent, on a consolidated basis, shall be required to maintain a minimum Fixed Charge Coverage Ratio of 1.00 to 1.00, to be tested monthly on a trailing twelve-month basis only upon the occurrence of a Trigger Event; provided that if, after the occurrence of such Trigger Event, no default exists and Excess Availability has been greater than the Trigger

Amount for 45 consecutive days, then the requirement to maintain a minimum fixed charge coverage ratio shall cease until (if ever) another Trigger Event next occurs.

Events of Default:	The credit agreement governing the Credit Facility will include events of default (certain of which will be subject to materiality thresholds, exceptions and grace periods to be mutually agreed in the Financing Documentation) as are usual and customary for Agent’s financings of this type, including: non-payment of obligations; non-performance of covenants and obligations; material judgments and penalties (with appropriate carve-outs for the resolution of anti-trust matters that have been disclosed to WFCF); bankruptcy or insolvency; any restrainment against all or a material portion of business affairs; default on other material debt (including secured hedging agreements); breach of any representation or warranty; limitation or termination of any guarantee with respect to the Credit Facility; impairment of security; certain material ERISA events; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; chartered vessel document default consistent with the corresponding event of default in the Existing Credit Agreement; attachment/levy default with respect to vessels consistent with the corresponding event of default in the Existing Credit Agreement; and revocation of Jones Act status or suspension of service under the Jones Act.

Conditions Precedent to Closing:	The conditions set forth on Annex B.

Conditions Precedent to all Credit Extensions:	Each extension of credit under the Credit Facility shall be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (except to the extent that such representation and warranty is qualified by materiality) as of the date of such extension of credit (unless it expressly relates to an earlier date), (b) no default or event of default under the Credit Facility shall have occurred and be continuing or would result from such extension of credit and (c) Excess Availability under the then applicable Borrowing Base as of the date of such extension of credit shall equal or exceed the amount of the requested extension of credit.

Assignments:	Each Lender shall be permitted to assign its rights and obligations under the Financing Documentation, or any part thereof, to any person or entity with the consent of the Agent and the Borrower (such consent not to be unreasonably withheld or conditioned); provided that no consent by the Borrower shall be required for assignments (a) to another Lender, an affiliate of a Lender or an approved fund under common control with a Lender or (b) upon the occurrence and during the continuance of an event of default.

The definitive credit agreement in respect of the Credit Facility will contain customary “yank-a-bank” provisions in respect of (i) non-consenting Lenders (in the case of amendments and waivers that would otherwise require the consent of 100% of the Lenders or affected Lenders), (ii) defaulting Lenders and (iii) Lenders that result in increased costs to the Borrower.

Yield Protection, Defaulting Lenders, Taxes and Other Deductions:	The Credit Facility will contain customary provisions for facilities of this kind, including, without limitation, in respect of defaulting Lenders and cash collateral requirements, breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than customary exceptions to be agreed).

Governing Law and Forum:	State of New York

Counsel to the Agent:	Winston & Strawn LLP

Annex A

Interest Rates and Fees

Interest Rate Options:	The Borrower may elect that the loans bear interest at a rate per annum equal to:

(a) the Base Rate plus the Applicable Margin; or

(b) the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (i) the prime lending rate as publicly announced from time to time by Wells Fargo Bank, National Association, (ii) the Federal Funds Rate plus 1/2% and (iii) the daily LIBOR Rate for a one month Interest Period (as defined below) plus 1.00%.

The “LIBOR Rate” means the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM (official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service or any successor to or substitute for such Service 2 business days prior to the commencement of the requested interest period, adjusted by the reserve percentage prescribed by governmental authorities as determined by the Agent. The LIBOR Rate shall be available for interest periods of 1, 2, 3 or 6 months, and 9 or 12 months, if available to, and consented to by, each Lender.

“Applicable Margin” means, as of any date of determination, the margin based upon the pricing grid set forth below determined on a monthly basis; provided that the Applicable Margin shall be increased by the applicable Leverage Premium (as defined below):

Average Quarterly Excess Availability	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans

> $60,000,000	2.25%	1.25%

> $45,000,000 but ≤ $60,000,000	2.50%	1.50%

> $30,000,000 but ≤ $45,000,000	2.75%	1.75%

≤ $30,000,000	3.00%	2.00%

The initial Applicable Margin shall be 2.50% for LIBOR Rate Loans and 1.50% for Base Rate Loans for the period from the Closing Date through the date the Agent receives the Borrowing Base report for the third month following the Closing Date.

“Leverage Premium” means, as of any date of determination, the premium based upon the Leverage Ratio (to be defined in the Financing Documentation as funded debt divided by adjusted EBITDA) pricing grid set forth below:

Leverage Ratio	Leverage Premium

< 4.00x	0.00%

≥ 4.00x but < 5.00x	0.25%

≥ 5.00x but < 6.00x	0.50%

≥ 6.00x	0.75%

Interest Payment Dates:

In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of Loans bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Letter of Credit Fees:	(a) A letter of credit fee for the account of the Lenders in an amount equal to the Applicable Margin for LIBOR Rate Loans per annum times the undrawn amount of each Letter of Credit, payable monthly in arrears, (b) a fronting fee for the account of WFCF in an amount equal to 0.125% per annum times the stated amount of each Letter of Credit, payable in advance in connection with the issuance of each Letter of Credit and (c) the other customary charges imposed by the L/C Issuer.

Default Rate:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy or insolvency event of default or (b) upon the occurrence and during the continuance of any other event of default, but only at (and following) the election of the Required Lenders (as defined below), all outstanding principal, fees and other obligations under the Credit Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such obligations.

“Required Lenders” means, as of any date of determination, Lenders having in the aggregate more than 50% of the aggregate amount of the commitments under the Credit Facility (or, if such commitments shall have been terminated, 50% of the aggregate amount of the outstanding Advances and Letters of Credit exposure) at such time; provided, however, that at any time there are two or more Lenders, “Required Lenders” must include at least two Lenders; provided further, that if any Lender shall be a defaulting Lender at such time, then the unfunded commitments under the Credit Facility of such defaulting Lender shall be excluded from the determination of Required Lenders.

Rate and Fee Basis:	Per annum rates for LIBOR Rate Loans shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Per annum rates for Base Rate Loans, if the Base Rate is based on the prime lending rate, shall be calculated on the basis of a year of 365 days.

Commitment Fee:	A per annum fee in an amount equal to (a) if average quarterly Usage is greater than 50% of the Maximum Credit Amount, 0.375% and (b) if average quarterly Usage is less than or equal to 50% of the Maximum Credit Amount, 0.50%, times the unused portion of the Credit Facility, which fee shall be due and payable monthly in arrears.

Audit, Appraisal and Examination Fees:	The Borrower would be required to pay (a) a fee of $1,000 per day, per auditor, plus reasonable out-of-pocket expenses for each field audit of the Loan Parties performed by personnel, employed by the Agent, (b) a fee of $1,000 per day, per applicable individual, plus reasonable out-of-pocket expenses in connection with any modifications to the electronic collateral reporting system established for the Borrower and its subsidiaries, and (c) the actual charges paid or incurred by the Agent if it elects to employ the services of one or more third persons to perform field audits or to appraise the Collateral, or any portion thereof; provided that the Borrower shall not be obligated to reimburse for more than 2 audits and 1 appraisal during any calendar year; provided, further that (i) the total number of audits shall be increased by 1 in any twelve month period after the occurrence and during the continuation of a Trigger Event and (ii) upon the occurrence and during the continuation of an event of default, there shall be no limit on the number of audits which may be conducted by the Agent upon reasonable prior notice, each at the expense of the Loan Parties.

Annex B

Conditions Precedent

The availability of the Credit Facility is subject to the satisfaction of each of the following conditions precedent:

(a) (i) Completion of lien searches and of customary “bring down” due diligence, with results reasonably satisfactory to the Agent (provided that in the case of lien searches, such results shall be reasonably satisfactory to the Agent, solely with respect to ABL Priority Collateral), and (ii) completion of a confirmatory field exam of the Loan Parties and the Collateral in accordance with the Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the businesses of the Loan Parties and the Collateral, reflecting that the Borrower has Excess Availability, together with cash on hand after giving effect to the consummation of the Transactions on the Closing Date, of at least $40,000,000 as required by clause (g) below;

(b) Delivery of Financing Documentation customary for transactions of this type duly executed by the Loan Parties (or applicable third parties as the case may be) including a credit agreement, security agreements, control agreements, landlord waivers for leased locations containing books and records (provided that to the extent such landlord waivers are not received by the Closing Date or at any time thereafter, a rent reserve of one month shall be established against the Borrowing Base for each leased location at which books and records are maintained and such landlord waivers are not obtained), mortgages, vessel mortgages, pledge agreements, intercreditor agreements and subordination agreements, and receipt of other documentation customary for transactions of this type including legal opinions, officers’ certificates, solvency certificates, corporate documents, and borrowing notices, and instruments and other documents necessary to evidence or perfect the Agent’s first priority security interest in the ABL Priority Collateral and fourth priority security interest in the Notes Priority Collateral, and certificates of insurance policies and/or endorsements naming the Agent as additional insured or loss payee, as the case may be, to the extent required under the Financing Documentation, all in form and substance reasonably satisfactory to the Agent; provided that (i) control agreements may be delivered and executed within time periods (not less than 60 days (or such longer period as the Agent may agree), unless a Trigger Event shall have occurred on or prior to such date, in which case such documents shall be delivered within 5 business days thereafter (or such longer period as the Agent may agree)) following the Closing Date to be mutually agreed upon in the Financing Documentation and (ii) instruments, documents, filings and recordations evidencing or pertaining to security interests in the Notes Priority Collateral, including landlord waivers (other than those referred to above for locations containing books and records), mortgages, vessel mortgages and chassis lien recordations, shall be executed in favor of the Agent and delivered only to the extent, and within the time periods, required in connection with the Secured Notes and Convertible Secured Notes;

(c) Receipt of a customary payoff letter, in form and substance reasonably satisfactory to the Agent, from Existing Agent to the Agent respecting the amount necessary to repay in full all of the obligations of the Parent and its subsidiaries owing to Existing Agent and releasing all of the liens existing in favor of Existing Agent in and to the assets of the Parent and its subsidiaries;

(d) Receipt of evidence of corporate authority and certificates of status with respect to each Loan Party issued by the jurisdictions of organization of each Loan Party, all in form and substance reasonably satisfactory to the Agent;

(e) Receipt of certified copies of each Loan Party’s governing documents and copies of material contracts;

(f) Completion of customary Patriot Act searches, OFAC/PEP searches and customary individual background checks for the Loan Parties and their senior management, including key principals, the results of which are satisfactory to the Agent and the Lenders;

(g) Receipt of a certificate from the Borrower, calculating the Borrowing Base as of the most recent month-end occurring at least 10 days prior to the Closing Date (based on the confirmatory field exam conducted within a reasonable period of time prior to the Closing Date) and certifying that Excess Availability under the Credit Facility, after giving effect to the initial use of proceeds on the Closing Date (including the payment of all fees and expenses (including Expenses)), together with cash on hand after giving effect to the consummation of the Transactions on the Closing Date, is not less than $40,000,000;

(h) Receipt of all governmental and third party approvals necessary, if any, in connection with the Transactions, which shall all be in full force and effect, unless the absence of any such approval could not reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries;

(i) (i) Except as specifically set forth on Schedule I attached hereto, there shall not have occurred since December 26, 2010, a material adverse change in or material adverse effect on the business, affairs, properties, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Parent and its subsidiaries, taken as a whole (a “Material Adverse Change”) and (ii) except as specifically set forth in Part II, item 1 of the Parent’s quarterly report on Form 10-Q for the quarter ended on June 26, 2011 (the “10Q Report”), there shall not be any material pending litigation or, to the knowledge of the Loan Parties, litigation threatened in writing, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Parent and its subsidiaries which has had or could reasonably be expected to have a material adverse effect on the business, affairs, properties, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Parent and its subsidiaries, taken as a whole;

(j) The pro forma capital and ownership structure and the shareholding arrangements of the Parent and its subsidiaries after giving effect to the Transactions shall be substantially consistent with the description thereof delivered to the Agent on or prior to the date of the Commitment Letter;

(k) Receipt, in form reasonably satisfactory to the Agent, of (i) copies of interim unaudited financial statements for the most recent month-end occurring within 30 days prior to the Closing Date, (ii) financial projections for the Parent and its subsidiaries prepared by management of the Parent, which shall be quarterly from the Closing Date through the end of the first four fiscal quarters following the Closing Date and annually thereafter for the term of the Credit Facility, and (iii) an opening pro forma balance sheet of the Parent and its subsidiaries as of the date of the most recent unaudited financial statements referred to in clause (i), but giving effect to the Transactions;

(l) (i)(A) The First Lien Secured Notes in a principal amount of $225,000,000, (B) the Second Lien Secured Notes in a principal amount of $100,000,000 and (C) the Convertible Secured Notes in a principal amount of up to $280,000,000 shall have been issued on terms and conditions reasonably satisfactory to the Agent (it being understood that the terms of the Secured Notes and the Convertible Secured Notes described in the “Summary of Proposed Terms and Conditions for Horizon Lines, Inc.” dated August 26, 2011 relating to the Transactions (the “Transaction Term Sheet”) delivered to the Agent are satisfactory to the Agent) and the Parent and/or the Borrower shall have received the net proceeds of the Secured Notes (other than the portion thereof constituting loans under the Bridge Loan Facility converted to Secured Notes in accordance with the terms hereof) substantially simultaneously with the closing and effectiveness of availability under the Credit Facility, and (ii) all or substantially all (but in no event shall more than $20,000,000 in principal amount of the Existing Notes remain outstanding on the Closing Date after giving effect to the Transactions and any remaining Existing Notes shall remain unsecured and shall be amended to remove substantially all of the restrictive covenants and certain events of default thereunder other than the required repayment thereof) of the $330,000,000 in principal amount of the Existing Notes shall have been exchanged for the Convertible Secured Notes and approximately $50,000,000 of common stock of the Parent, such exchange to be on substantially the terms set forth in the Transaction Term Sheet, with such modifications as the Agent may approve (such approval not to be unreasonably withheld or delayed); and

(m) All fees and reasonable out-of-pocket expenses that have been properly documented and are in each case due and payable to WFCF, the Agent and counsel to the Agent on the Closing Date pursuant to the Fee Letter, the Commitment Letter and the Term Sheet shall have been paid.

Schedule I

Exceptions to Material Adverse Change

The following shall not be construed, individually or in the aggregate, as constituting a Material Adverse Change:

1. The negative changes, if any, in the financial position and results of operations of the Parent since December 26, 2010, as reflected in Part I, item 1 of the 10Q Report.

2. The performance of the business and operations of the Parent and its subsidiaries in a manner materially consistent with the Parent’s financial projections previously delivered to the Agent and dated August 3, 2011 (for the avoidance of doubt, any decrease of projected adjusted trailing 12-month EBITDA from the amounts reflected in such projections of not more than 22.75% would be considered materially consistent).

3. Notice of the delisting of the Parent’s shares so long as the Parent is diligently pursuing a plan of action with the New York Stock Exchange to avoid a delisting.

4. The amendments to the Existing Credit Agreement contained in the amendments thereto dated as of March 9, 2011 and June 24, 2011 and any amendment permitting the Bridge Loan Facility consistent with the terms hereof and the Transaction Term Sheet, and the payment of fees and expenses in connection with such amendments and in connection with the related efforts prior to the date hereof to obtain consents from the holders of the Existing Notes.

5. (a) The discontinuance (and any divestiture) of the logistics operations of the Parent and its subsidiaries and (b) other items disclosed in writing to, and agreed to by, the Agent prior to the date of the Commitment Letter.

6. Any disposition disclosed in writing to, and agreed to by, the Agent prior to the date of the Commitment Letter.

7. (a) Entry into and borrowings under the Bridge Loan Facility as described herein and consistent with the Transaction Term Sheet, (b) the ongoing discussions with holders of the Existing Notes to restructure the obligations thereunder and the agreement with such holders to engage in the transactions described in Transaction Term Sheet, and (c) other items disclosed in writing to, and agreed to by, the Agent prior to the date of the Commitment Letter.

8. (a) Any workforce reductions (and any related restructuring costs) occurring prior to the date hereof and disclosed in Part I, item 1 of the 10Q Report under the heading “Restructuring”, (b) the Parent’s senior management changes occurring after December 26, 2010 described in Part II, item 7 of the Parent’s annual report on Form 10-K for the year ended December 26, 2010 (the “10K Report”) under the heading “Recent Developments” and (c) the separation and compensation obligations relating to the Parent’s former CEO, interim CEO and any permanent CEO disclosed in Part I, item 1 and Party I, item 7 of the 10K Report and Part I, item 2 of the 10Q Report under the heading “Executive Overview”.

9. (a) The existence of the litigation matters, judgments and settlements, and the payments of the respective amounts of such judgments and settlements, and the payment of legal fees and expenses incurred in connection with such matters, judgments and settlements, described in Part II, item 1 of the 10Q Report, the settlement of which such non-antitrust litigation matters does not exceed $7.5 million in the aggregate and (b) settlement and other similar items disclosed in writing to, and agreed to

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by, the Agent prior to the date of the Commitment Letter, in amounts less than or equal to the amounts disclosed in writing to, and agreed to by, the Agent prior to the date of the Commitment Letter.

10. The contraction in liquidity described in Part I, item 2 of the 10Q Report under the heading “Liquidity Outlook”.

Notwithstanding anything herein to the contrary, the foregoing shall not be construed as precluding any material worsening of any of the circumstances or conditions described in the foregoing clauses which worsening causes a material adverse change in or has a material adverse effect on the business, affairs, properties, operations, condition (financial or otherwise), assets or liabilities (whether actual or contingent) of the Parent and its subsidiaries, taken as a whole, from constituting a Material Adverse Change.

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Annex C

Eligible Accounts

“Eligible Accounts” means those accounts created by any Loan Party in the ordinary course of its business, that arise out of such Loan Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Financing Documentation, to the extent not excluded by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field exam performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) accounts that the account debtor has failed to pay within 90 days of original invoice date or accounts with payment terms of more than 60 days; provided, however, that accounts with payment terms greater than 60 days will not be excluded from Eligible Accounts to the extent the aggregate amount of such accounts does not exceed $1,000,000,

(b) accounts owed by an account debtor (or its affiliates) where 50% or more of all accounts owed by that account debtor (or its affiliates) are deemed ineligible under clause (a) above,

(c) accounts with respect to which the account debtor is an affiliate of a Loan Party or an employee or agent of a Loan Party,

(d) accounts that are not payable in U.S. dollars,

(e) accounts with respect to which the account debtor (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except in any such case, to the extent (y) the account is supported by a letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) in its Permitted Discretion that has been delivered to Agent and is directly drawable by Agent, or (z) the account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Agent in its Permitted Discretion,

(f) accounts with respect to which the account debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of accounts with respect to which a Loan Party has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727, or have otherwise made arrangements with respect to such accounts satisfactory to Agent in its Permitted Discretion), or (ii) any state of the United States (exclusive, however, of accounts with respect to which a Loan Party has made arrangements with respect to such accounts satisfactory to Agent in its Permitted Discretion),

(g) accounts with respect to which the account debtor is a creditor of any Loan Party, has a right of setoff or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the account, in each case solely to the extent of such claim, right of setoff, or dispute,

(h) accounts with respect to an account debtor whose total obligations owing to a Loan Party exceed 10% (except, in the case of Wal-Mart, such percentage shall be 20%) (such percentage, as applied to a particular account debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such account debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such account debtor in excess of such percentage; provided, however,

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that, in each case, the amount of accounts that would otherwise be Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(i) accounts with respect to which the account debtor is subject to an insolvency proceeding, is not solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent insolvency proceeding or a material impairment of the financial condition of such account debtor,

(j) accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the account debtor’s financial condition,

(k) accounts that are not subject to a valid and perfected first priority lien of Agent (except for state and federal tax liens so long as any such lien (i) is permitted under the loan documents, (ii) has priority by operation of applicable law and (iii) to extent that (A) any Loan Party has knowledge of such lien (other than an inchoate lien) or (B) the related taxes are overdue and unpaid or (C) the applicable tax authority has recorded or filed such lien, such Loan Party shall promptly notify the Agent, but in any event within 5 days thereof),

(l) accounts that are subject to a lien of any other person (other than a person with whom the Agent has a satisfactory intercreditor agreement and other than specified permitted liens to be agreed, including liens imposed by statute or operation of law, but without limiting the rights of the Agent to establish reserves with respect thereto in its Permitted Discretion),

(m) accounts with respect to which the services giving rise to such account have not been performed and billed to the account debtor (it being understood that services giving rise to an account for shipment of ocean freight are deemed performed at such time as the vessel carrying such freight sets sail from the port of departure),

(n) accounts with respect to which the account debtor is (i) a person named on the list of Specially Designated Nationals maintained by OFAC or (ii) a country or a government, agency, organization or resident of a country that is subject to a sanctions program administered and enforced by OFAC,

(o) accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by any Loan Party of the subject contract for goods or service (it being understood that services giving rise to an account for shipment of ocean freight are deemed performed at such time as the vessel carrying such freight sets sail from the port of departure),

(p) accounts with payment terms requiring that cash payment be made on the date of the performance of the underlying service,

(q) accounts associated with volume incentive discounts (such as GL#3440000), solely to the extent of any such volume incentive discount agreed to by the Loan Parties and accrued against such accounts,

(r) accounts with a remaining balance currently outstanding that is less than the original invoice amount, or

(s) accounts solely to the extent cash has been received in payment of such accounts but unapplied to the specific invoices (such as amounts in GL#1539700).

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